Exhibit 99.1

    PAUL R. KIMMEL NAMED MEDICOR CHIEF FINANCIAL OFFICER, REPLACES TOM MOYES

    LAS VEGAS, March 16 /PRNewswire-FirstCall/ -- Las Vegas-based MediCor Ltd. (OTC Bulletin Board: MDCR), the world's third largest manufacturer and distributor of breast implants, today announced Paul R. Kimmel has been named the Company's Chief Financial Officer, replacing Tom Moyes, who concurrently resigned from that position.

    Mr. Kimmel served with MediCor's competitor and the world's largest breast implant manufacturer, Inamed Corporation from 2000 to November 2005, at which point he joined MediCor as Executive Vice President and Financial Controller. He has significant industry experience and expertise in the areas of business and financial accounting, external audit management, Securities and Exchange Commission reporting and financial planning and analysis.

    In addition to speaking Spanish, French and German, Mr. Kimmel is a member of the American Institute of Certified Public Accountants, the Nevada Society of Certified Public Accountants, Financial Executives International and the Institute of Management Accountants.

    Mr. Kimmel is 58 years old and a Certified Public Accountant. He holds a B.S. in Engineering from the Case Institute of Technology an M.B.A. from the Harvard Business School.

    About MediCor Ltd.

    MediCor was founded by Chairman of the Board Donald K. McGhan, the pioneer of the modern day breast implant industry. The Company acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products. Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor's strategy is to be the leading integrator of selected international medical device markets, technologies and corporations. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

    Additional information about MediCor can be found on MediCor's website (www.medicorltd.com) and in MediCor's Annual Report on Form 10-KSB for the year ended June 30, 2005, which was filed with the Securities and Exchange Commission and is available at the Securities and Exchange Commission's website (http://www.sec.gov).

SOURCE  MediCor Ltd.
    -0-                             03/16/2006
    /CONTACT: Marc S. Sperberg of MediCor Ltd., +1-702-932-4560, ext. 308; or Mark Collinson of CCG Investor Relations, +1-310-231-8600, ext. 117, for MediCor Ltd./
    /Web site:  http://www.medicorltd.com /